UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

CUE HEALTH INC.

(Exact name of registrant as specified in its charter)

Delaware	27-1562193
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

4980 Carroll Canyon Rd.

Suite 100

San Diego, CA 92121

(Address of principal executive offices including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	Nasdaq Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

Cue Health (the “Company”) amends its Registration Statement on Form 8-A, dated September 21, 2023 (the “Form 8-A”), as follows. Capitalized terms used in this filing that are not defined have the meaning given to them in the Form 8-A.

Item 1. Description of Registrant’s Securities to be Registered

Item 1 of the Form 8-A is amended and supplemented by adding the following:

On April 8, 2024, the Company entered into Amendment No. 1 to the Preferred Stock Rights Agreement (the “Amendment”), which amends the Preferred Stock Rights Agreement, dated as of September 21, 2023 (as amended, the “Amended Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as rights agent.

The Amendment provides that a person (or such person’s affiliates or associates) will not be deemed to be the beneficial owner of any securities of the Company held by another person solely as the result of engaging in discussions, or entering into any agreement, arrangement or understanding (whether or not in writing), with any other person (or any of such person’s affiliates or associates) concerning the structuring, making or negotiating of any proposal to the Company contemplating the acquisition by such persons (or any of such persons’ affiliates or associates) of shares of Common Stock in a negotiated transaction (or series of related transactions) that has been approved in advance by the Company’s Board of Directors (or an authorized committee thereof).

The Amendment is attached as Exhibit 4.2 and is incorporated by reference herein. The foregoing summary of the Amended Rights Agreement is qualified in its entirety by reference to the full text of Exhibit 4.2.

Item 2. Exhibits

Item 2 of the Form 8-A is amended and supplemented by adding the following:

4.2	Amendment No. 1 to the Preferred Stock Rights Agreement, dated as of April 8, 2024, by and between Cue Health Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 8, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Cue Health Inc.

Date: April 8, 2024	By:	/s/ Aasim Javed
	Name:	Aasim Javed
	Title:	Chief Financial Officer